Member Meeting

The annual meeting for Lincolnway Energy members is scheduled for February 14, 2011 at 6:30 p.m. It will be held at the Holiday Inn Ames Conference Center (2609 University Blvd, Ames)

The Challenge For Ethanol in 2011

The last few weeks have brought lots of good news to the ethanol industry: the Volumetric Ethanol Excise Tax Credit has been extended for one year until December 31, 2011, the United States Environmental Protection Agency has approved the use of E15 in motor vehicles 2001 and newer, and the ethanol industry has set production records for October, November and December 2010. These are all important pieces of good news for the ethanol industry. While all of this is great news and the ethanol industry will most definitely sell more gallons because of these actions, now is not the time to sit back, celebrate and wait for more good news to come along.
Achieving passage of the VEETC, approval of E15 usage for 2001 and newer vehicles, and producing record volumes of ethanol did not come without effort; it took a large group of motivated people all working toward a common set of goals. Now that this first round of goals has been successfully achieved and the positive energy and momentum is still with us, we should be asking where we go from here. The answer to that question is easy: the job isn't finished yet. The VEETC needs to be extended or revised for a longer period of time-- perhaps five years, we need to fully implement the usage of E15, we need to seek approval for usage of E15 in all vehicles, and we need to produce more ethanol.
The ethanol industry's first challenge will be to find a means of providing an incentive to ethanol blenders and consumers which will help maintain and grow ethanol demand. Recently the forty-five cent Volumetric Ethanol Excise Tax Credit was renewed for one more year, but it was renewed only after it received much criticism from fiscal hawks in Congress. That group of fiscal hawks will increase in size this year when newly elected Congressmen and Senators fill the seats to which they were elected this past November. Many of the new faces in both the House of Representatives and Congress don't yet fully understand the importance or the value of ethanol to the economy, the environment and homeland security. Educating these newcomers will be no small task. This task will be made more challenging by the fact that a number of key congressional ethanol supporters will no longer hold positions as chairmen of committees or heads of sub-committees. All of us in the ethanol industry will miss not having Iowa Senator Chuck Grassley as head of the powerful Senate Finance Committee, where in that role he was able to help educate the new members of the Senate. It is extremely important that we fill that education gap by utilizing all ethanol trade associations together with their members and collectively educate the new members of Congress. We need to find a new VEETC proposal that can be agreed upon early in 2011 which will allow time for passage through both the House and the Senate prior to the expiration of current VEETC funding on December 31, 2011. Arriving at an agreeable incentive will not only take time and effort, it will take a lot of intelligent crafting to satisfy a group of Congressmen that are focused on finding ways to reduce the federal budget.
If successful, the passage of a long term VEETC will help to build the network of infrastructure that is needed to continue to growing ethanol demand. Without more storage at distribution terminals and without more dispensers capable of dispensing E15, it will be difficult to sell the additional gallons of ethanol which will be produced in the future. Without this additional infrastructure, increased ethanol production will weigh on the market and pressure prices lower until additional demand can be created. While none of us like to ask for tax credits or incentives, other energy industries have relied heavily on tax credits for decades to help build efficient distribution networks for natural gas and gasoline that make their products readily available to customers today. All the ethanol industry wants is to have the opportunity to provide the same efficient distribution and customer access, with some financial assistance along the way to speed the development.
The next challenge is to fully implement usage of E15. While E15 has been approved for use in 2001 and newer vehicles, it has not been mandated to be used. Therefore each of the 135,000 gasoline retailers in the United States will have a decision to make regarding whether they will offer their customers E15 as a fuel choice. While this may seem like an easy decision, it is a decision that is complicated by many federal and state regulations as well as insurance issues. Getting retailers to offer E15 may be the greatest of the challenges the ethanol industry faces this year because each retailer will want to consider their situation individually. To actually make E15 implementation possible will take a small army of people working with each individual state and each retailer to make sure that all fire regulations, all environmental regulations and all insurance company concerns are met prior to storage and dispensing of the first gallon of E15. This small army will need to allow plenty of time for addressing all the issues and putting retailers at ease about selling E15. This team of experts will need to be made up of a diverse group of individuals that are knowledgeable in engineering, safety and insurance regulations and capable of working with each state to make the changes necessary to sell E15 and higher blends of ethanol.
During the upcoming months it will be important that the ethanol industry team stays focused on finding a means to provide incentives to encourage oil companies, blenders, wholesalers, retailers and customers to use more ethanol both in E10 and E85 blends, but also in new E15 blends. These incentives will be needed to overcome another challenge to implementing E15. That challenge involves about half of the current retail fuel locations in the United States which will require some type of equipment upgrade in order to sell E15. These upgrades will be needed to provide a safe environment to store and dispense E15. We will need to educate insurance companies on E15 in order for them to feel secure knowing that E15 is a safe and reliable fuel that will not harm vehicles or equipment.

To make E15 a mainstream fuel will not be easy and it will require a lot of time and effort, but once success is reached it will create demand for an additional 6 billion gallons of ethanol. Managing to achieve the goal of making E15 a mainstream fuel make take years to complete, but the sooner we get started the sooner we will finish. As more cellulosic ethanol and starch based ethanol is produced it will be ever more important that we create demand for those additional gallons.
Producing more ethanol to fill the future needs of our customers will be the easiest of the challenges facing our industry in 2011. After all, look at the growth that has taken place just over the last two years, when over a billion gallons of ethanol production capacity has been added. If the demand is there I know that the ethanol industry will continue to break production records for years to come.
The job of achieving success on these tasks for 2011, as well as numerous other projects that benefit ethanol, falls squarely on all of us associated with ethanol, but mostly with the trade associations that serve the ethanol industry and its members. Lincolnway Energy is a member of those associations. Without support from ethanol producers and associated industries none of these successes would have come to our industry.
What does this have to do with me, you might ask? Well, in order to continue the success the ethanol industry has had in the past it is important that we all join together and support the teams of people that perform the work needed to achieve success that will keep the ethanol industry strong and growing. That support can come in the form of something as simple as calling or writing your Senator when asked. This is especially important if you are represented by a newly elected Congressman or Senator. That support may come in the form of telling your friends and relatives about how the VEETC tax credit helps to build more storage tanks and E85 pumps which expose more customers to the benefits of ethanol. That support may come in the form of just filling up your vehicle with ethanol so that retailers in your area know that they are doing the right thing by offering their customers E15 and E85.
In closing please know that everyone here at Lincolnway Energy will be working hard to see that our support will help move each of these tasks forward and that from time to time we may call on each of you to pitch in by making a telephone call or two in support of ethanol.

FISCAL YEAR 2010 NET INCOME $4.4 MILLION

Lincolnway Energy, LLC is pleased to report net income of $4.4 million for the fiscal year ended September 30, 2010. This is a substantial increase in income compared to the net loss of $6.4 million for the year ended September 30, 2009. The increase in income is a result of an increase in ethanol sales of 2.3 million gallons and a higher price that was received on average for the ethanol. In addition, cost of goods sold decreased $6.9 million for the year ended September 30, 2010 compared to the year ended September 30, 2009 primarily as a result of lower average price paid for corn for the year ended September 30, 2010 and a decrease in derivative losses related to corn costs for the year ended September 30, 2010 compared to the previous year.

As of September 30, 2010, Lincolnway Energy had $2.9 million in cash. Lincolnway Energy's strong cash position throughout the year allowed them to distribute $2.1 million cash to members and pay down $8.8 million of debt for the year ended September 30, 2010 and make capital purchases of $823,612.

Key Financial Data

Income Statement	Fiscal year end 9/30/10	Fiscal year end 9/30/09
Revenue	$114,373,268	$110,223,531
Cost of goods sold	$106,744,081	$113,576,938
Gross profit (loss)	$7,629,187	$(3,353,407)
Net income (loss)	$4,362,458	$(6,415,341)

Other Financial Data	Fiscal year end 9/30/10	Fiscal year end 9/30/09
Working Capital	$11,493,635	$6,670,560
Long-Term Obligations	$9,859,711	$14,938,584
Members' Equity	$52,239,260	$49,979,252
Book Value per Member Unit	$1,242	$1,189
Cash distribution per unit	$50.00	$—
Depreciation and amortization	$8,378,554	$8,367,309

Investor Tours
Lincolnway Energy Tours will be held at 1:00 p.m. on:

•	February 16

•	March 16

•	April 20

•	May 18
Please call our office at 515-817-0150 to sign up.

Please review all safety guidelines listed below:

•	All visitors must wear hardhats and safety glasses.

•	All visitors must sign in at the front desk.

•	All visitors must wear long pants and comfortable closed-toe shoes.

•	No one under the age of twelve is allowed on the tour.

•	All cell phones and other electrical devices must be turned off.

•	No pictures allowed in the plant.

Lincolnway Energy is a Smoke and Tobacco FREE Environment.

Tax Update
You should have all received your K-1's in the mail. If you have not please contact the Lincolnway Energy office and we will get a copy sent out to you.
The income for your K-1 was allocated, by month, for the period(s) you held the units. Ordinary business income for the fiscal year ended September 30, 2010 is approximately $131 per unit. This will be higher or lower depending on the amount of time you held the units for the year.
To offset this taxable income you are receiving a domestic manufacturer's tax deduction. The Domestic Manufacturer's Deduction is a federal deduction that can be used to offset both passive and non-passive income. For nearly all of our investors the nature of their investment is a passive activity. Please read the instructions attached to the K-1 on how to calculate your deduction. You are also receiving a small ethanol producer credit. The Small Ethanol Producer credit is a federal credit and may be used to offset federal tax. This credit is likely to only be available to be used against passive income. This credit appears on Line 15 of your K-1.
As always, please consult your tax professional if you should have any additional questions regarding your tax preparation.

VEETEC and other Key Tax Provisions Extended
The Volumetric Ethanol Excise Tax Credit is generally referred to as the VEETC. It provides a 45c tax reduction for every gallon of ethanol that fuel marketers blend and sell with their gasoline. The original provision was written to expire on December 31, 2010.
After a rigorous debate and much political posturing throughout the 2010 calendar year, congress voted to extend the VEETC in mid- December for another year. This will, in theory, allow for additional study and debate on how to best incentivize our continuing move toward renewable energy independence. A few other ethanol related tax provisions are included in the legislation. The provisions passed by Congress include:

1.	VEETC. A one year extension at 45c/gallon

2.
Import Tariff. A one year extension of the 54c/gallon tariff on ethanol imports into the US. This is viewed as a preventative tariff that goes hand-in-hand with the VEETC and prevents foreign ethanol producers from receiving benefit from the VEETC

3.
Small Producer Tax Credit. Extends for one-year a 10c/gallon credit to ethanol companies, producing less than 60 million gallons/year. These small producers are eligible for 10c credit on their first 15 million gallons of production in a fiscal year.

4.
Alternative Fuel Credit. A one year extension of the 50c/gallon tax credit on alternative fuels and alternative fuel mixtures such as compressed natural gas, liquefied natural gas, liquefied petroleum gas, 85% methanol, and hydrogen.

5.	Alternative Fuel Vehicle Refueling Property. Provides 30% investment tax credit on property purchased for the purpose of becoming an alternative fuel vehicle refueling site.

A one-year extension may seem like a stay of execution at first blush. However, the VEETC was handled better than the bio-diesel tax credit which was simply allowed to expire last year when a political resolution could not be reached. This left the bio-diesel industry in a perpetual state of unknown, and caused a majority of the industry to be idled. The bio-diesel tax credit was also renewed in December 2010 and made retroactive to the beginning of 2010. However, many will argue that that the damage inflicted on the biodiesel industry will not be recoverable, since the loss of 2010 production is already done.
I bring up the biodiesel experience to illustrate the chance that is being given to the ethanol industry. Amidst a changing and more austere political environment, many were expecting and advocating the immediate expiration of the VEETC and the import tariff without further discussion.

These tax incentives will most likely get eliminated or gradually reduced over time. However, knowing that, and being given the time to adjust, the ethanol industry has renewed focus on the steps needed to not only remain a viable portion of the liquid fuels market, but to continue to increase that market share.
One of the main reasons for the existence of the tax incentives to date is not because ethanol as a motor fuel cannot compete with gasoline. It is because ethanol does not have the same access to the market as gasoline. The infrastructure of motor fuels, from refining to retail distribution, is controlled by companies that would prefer to not sell ethanol, since it displaces gasoline, their chief product. This is where the focus of the ethanol industry lays over the course of the coming years… equal market access giving consumers a choice.
There are certain key market access barriers that are now focal points to ethanol producers:

1.
Blender Pumps. Blender pumps allow ethanol to be blended in a wide range of percentages right at the retail outlet. This solves many logistical problems involving limited underground tank space and gives consumers the choice to make an economic based decision on how much ethanol they want to utilize, whether it be E10, E20, E30, or E85.

2.
Flex Fuel Vehicles. FFV's can run on a range of different fuel blends from 85% ethanol to 100% gasoline. Producing an FFV requires very minimal additional money for automakers and gives consumers additional freedom in their fueling choices.

3.
E15. Blends of up to 15% ethanol have been approved for 2001 and newer vehicles. Many lawsuits have been against this approval and many regulatory hurdles remain before full implementation occurs. The approval of E15 is considered a victory; however, it will present many challenges to eliminating a majority portion of our foreign oil dependence. The potential of creating an E15 blend wall, similar to the E10 blend wall that we currently face, is real and likely.

**Senate Bill S.1627, Consumer Fuels and Vehicles Choice Act

•	introduced by senators Lugar and Harkin

•	requires 50% of new vehicles produced in 2011 to be FFV, moving to 90% requirement by 2013

•	authorizes grants of up to 50% of the cost of installing blender pumps and additional ethanol infrastructure at retail outlets
In reading the proposed legislation above, you can see what the vision of our industry is… retail outlets and vehicles that have real freedom of fuel choice, from 100% gasoline to 85% ethanol. Under this scenario, tax credits may not be needed, and the free market will be allowed to work as it should. A level playing field allows real economic decisions to balance any liquid fuel supply and demand concerns, whether they are excess corn supplies or a war-induced oil supply interruption.

Unit Trading

» September 2010: No Sales	» October 2010: No Sales

» November 2010: 13 units @ $550/unit	» December 2010: 17 units @ $600/unit
Forward Looking Statements

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.